Exhibit 10.3

EXECUTION

ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THE LIENS AND SECURITY INTERESTS AND OBLIGATIONS EVIDENCED HEREIN, AND THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT THERETO, ARE SUBJECT TO THE PROVISIONS OF THE SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF APRIL 2, 2015, (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”), BY AND BETWEEN BANK OF AMERICA, N.A., AS ABL AGENT, INTEGRATED PRIVATE DEBT FUND IV LP, ALCENTRA CAPITAL CORPORATION AND TRIANGLE CAPITAL CORPORATION, AS SUBORDINATED LENDERS, AND TRIANGLE CAPITAL CORPORATION AS SUBORDINATED AGENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE SUBORDINATION AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL.

RADIANT LOGISTICS, INC.,

RADIANT GLOBAL LOGISTICS, INC.,

RADIANT TRANSPORTATION SERVICES, INC.,

RADIANT LOGISTICS PARTNERS LLC,

ADCOM EXPRESS, INC.,

RADIANT CUSTOMS SERVICES, INC.,

DBA DISTRIBUTION SERVICES, INC.,

INTERNATIONAL FREIGHT SYSTEMS (OF OREGON), INC.

RADIANT OFF-SHORE HOLDINGS LLC

GREEN ACQUISITION COMPANY, INC.,

ON TIME EXPRESS, INC.,

CLIPPER EXXPRESS COMPANY,

BLUENOSE FINANCE LLC,

WHEELS MSM US, INC.,

and

RADIANT TRADE SERVICES, INC.

as Borrowers

LOAN AND SECURITY AGREEMENT

Dated as of April 2, 2015

$25,000,000

TRIANGLE CAPITAL CORPORATION,

as Agent

i

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B	Assignment
Exhibit C	Assignment Notice
Schedule 2.1	Loans
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Registered Patents, Registered Trademarks, Registered Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 10.2.2	Existing Liens
Schedule 10.2.9	Intercompany Restructuring
Schedule 10.2.17	Existing Affiliate Transactions

iii

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of April 2, 2015, among Radiant Logistics, Inc., a Delaware corporation, Radiant Global Logistics, Inc., a Washington corporation, Radiant Transportation Services, Inc., a Delaware corporation, Radiant Logistics Partners LLC, a Delaware limited liability company, Adcom Express, Inc., a Minnesota corporation, Radiant Customs Services, Inc., a Washington corporation, DBA Distribution Services, Inc., a New Jersey corporation, International Freight Systems (of Oregon), Inc., an Oregon corporation, Radiant Off-Shore Holdings LLC, a Washington limited liability company, Green Acquisition Company, Inc., a Washington corporation and On Time Express, Inc., an Arizona corporation, Clipper Exxpress Company, a Delaware corporation, Bluenose Finance LLC, a Delaware limited liability company, Wheels MSM US, Inc., a Delaware corporation, and Radiant Trade Services, Inc., a Washington corporation (each individually a “Borrower”, and individually and collectively, jointly and severally, together with any other subsidiaries party hereto from time to time, the “Borrowers”), Triangle Capital Corporation, a Maryland corporation (“Triangle”), Alcentra Capital Corporation, a Maryland corporation (“Alcentra” and together with Triangle and the other lenders from time to time party hereto, collectively, the “Lenders”), and Triangle, as agent for the Lenders (“Agent”).

R E C I T A L S:

WHEREAS, the Borrowers have requested that the Lenders make term loans in an aggregate initial principal amount of up to $25,000,000 to the Borrowers to finance their mutual and collective business enterprise;

WHEREAS, the Borrowers desire to secure all of the Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the Collateral; and

WHEREAS, the Lenders are willing to make such term loans on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Acquisition Agreement: means that certain Arrangement Agreement, dated as of January 20, 2015, among Radiant Logistics, Inc., Radiant Global Logistics ULC and Wheels Group Inc.

Acquisition Documents: means the Acquisition Agreement and all other documents related thereto and executed in connection therewith.

Adjusted Leverage Ratio:  the ratio, determined on a consolidated basis for Borrowers and Subsidiaries as of any date of (a) the Senior Obligations and the Obligations as of such date to (b) EBITDA for the most recent twelve months for which financial statements have been, or are required to have been, delivered pursuant to Section 10.1.2(b).

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.

Agent:  as defined in the preamble to this Agreement and shall include its successors and assigns.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement:  as defined in the preamble to this Agreement.

Alcentra: as defined in the preamble to this Agreement.

Allowable Add-Backs: means the following expenses associated with any Permitted Acquisition to the extent: (a) such expenses are incurred no later than 90 days after the consummation or abandonment of such Permitted Acquisition (or such longer period as agreed to by the Required Lenders in their sole discretion), and (b) Borrower Agent has provided the Required Lenders with reasonably satisfactory written detail of all such expenses: (i) transaction costs (which include legal, accounting and due diligence costs), (ii) severance costs (which include medical, unemployment and other costs related to staff reductions), (iii) relocation costs, and (iv) restructuring costs (including lease obligations) in response to FAS-141R, provided that, with respect to the transaction contemplated under the Acquisition Agreement, restructuring costs (including lease obligations) in response  to FAS-141R shall not exceed $5,000,000, and provided, further, that the aggregate amount of the expenses described in the preceding clauses (i), (ii), (iii) and (iv) for transactions other than the transaction contemplated under the Acquisition Agreement shall not exceed 40% of the EBITDA of the business, division, or Person being acquired in such Permitted Acquisition for the 12 month period ending on the last day of the most recent fiscal quarter.  Subject to the foregoing conditions, the foregoing expenses will be allowed in the month the expense occurs as long as that cost remains in a trailing twelve-month calculation.

Anti-Terrorism Laws:  any laws relating to terrorism or money laundering, including the Patriot Act and the Proceeds of Crime Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, orders-in-council and decrees of Governmental Authorities.

Applicable Margin:  at all times during which the applicable period set forth below is in effect, the percentage set forth below under the heading “LIBOR Margin” and adjacent to such applicable period:

Period	LIBOR Margin

When the Total Leverage Ratio is equal to or greater than 2.50:1.00	11.00%

When the Total Leverage Ratio is equal to or greater than 2.00:100 but less than 2.50:1.00	10.25%

When the Total Leverage Ratio is less than 2.00:1.00	9.50%

Until the first day of the Fiscal Quarter following the receipt by Agent and Lenders of financial statements for the Fiscal Quarter ending September 30, 2015, the Applicable Margin shall be determined as if the Total Leverage Ratio is greater than 2.50:1.00.  Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2(b) of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the First Quarter following receipt.  If, by the first day of a Fiscal Quarter, any financial statement or Compliance Certificate due in the preceding Fiscal Quarter has not been received, then, at the option of Agent, the margins shall be determined as if the Total Leverage Ratio were equal to or greater than 2.50:1.00, from such day until the first day of the Fiscal Quarter following actual receipt.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B or otherwise satisfactory to Agent.

Assignment of Claims Act:  Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

Bank of America:  Bank of America, N.A. and its successors and assigns.

Bank of America Debt: means Borrowed Money of certain Borrowers and their Subsidiaries owing to Bank of America, pursuant to the terms of the Bank of America Loan Agreement.

Bank of America Loan Agreement:  The Amended and Restated Loan and Security Agreement, dated as of the Closing Date, by and among the Borrowers, Bank of America and the other parties thereto, as the same may from time to time be amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified in accordance with the terms of the Intercreditor Agreement.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.3.

Borrower Materials: Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder.

Borrowers:  as defined in the preamble to this Agreement.

Borrowing Base Certificate:  as defined in the Bank of America Loan Agreement.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York or North Carolina.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district of the United States, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Obligors (other than Radiant Logistics Partners LLC); (b) Parent and Bohn H. Crain (or his direct descendants) cease to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Radiant Logistics Partners LLC; (c) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent than owned by Bohn H. Crain; (d) a change in the majority of directors of Parent during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; (e) the sale or transfer of all or substantially all of a Borrower’s assets, except to another Borrower; or (f) any transaction or series of transactions the results of which are that Equity Interests of the Parent cease to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law in respect of the Obligations, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commodity Exchange Act:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, and calculate the applicable LIBOR Margin for the Applicable Margin.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Credit Party:  Agent or any Lender; and “Credit Parties” means Agent and Lenders.

Creditor Representative:  under any Applicable Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Deposit Account:  as defined in the UCC.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent as security for the Obligations.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Document:  as defined in the UCC.

Dollars: lawful money of the United States.

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, any extraordinary gains and any non-cash items (including, without limitation, any change in contingent consideration and Equity Credits) plus Allowable Add-Backs (in each case, to the extent included in determining net income) and including operating results for businesses acquired during the first year following acquisition on a basis agreed to by the Required Lenders.

Eligible Assignee:  a Person that is (i) a Lender or an Affiliate of a Lender; (ii) any other financial institution approved by Agent that is organized under the laws of the United States or any state, province or district thereof, and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (iii) during any Event of Default, any Person acceptable to Agent in its discretion.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, credit bid, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA, CWA, and similar (i) federal, provincial and territorial Applicable Laws of Canada and (ii) Applicable Laws of foreign jurisdictions.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Credits: for any period, the sum of expenses incurred by Borrowers in the ordinary course of business in such period which are paid through the issuance of common stock (or options to purchase common stock) in Parent in such period.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.1.

Excluded Tax: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan pursuant to a law in effect when the Lender acquires such interest or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office, (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.  In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.12.2.

Extraordinary Expenses: all costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on June 30 of each year.

Fixed Charge Coverage Ratio: the ratio, for any period, determined on a consolidated basis for Borrowers and Subsidiaries for such period, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans (as defined in the Senior Loan Agreement)) and cash taxes paid, to (b) Fixed Charges.

Fixed Charges: the sum, without duplication, of interest expense (other than payment-in-kind), principal payments made on Borrowed Money (including on account of any earn-outs), and Distributions made (other than Distributions between Borrowers to the extent permitted hereunder).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender:  any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan:  any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), and (b) a release of any Claims of Obligors against Agent or any Lender arising on or before the payment date.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

General Intangibles:  as defined in the UCC.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority:  any federal, state, provincial, territorial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether it is or is not associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof or any other foreign entity or government.

Hedging Agreements:  As defined in the Bank of America Loan Agreement.

Inactive Subsidiaries: (a) Radiant Logistics Global Services, Inc., a Washington corporation, and (b) Transmart, Inc., a Delaware corporation.

Indemnified Taxes: (a) Taxes other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees:  Agent Indemnitees and Lender Indemnitees.

Insolvency Proceeding:  any case or proceeding or proposal commenced by or against a Person under any state, provincial, territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, reorganization, arrangement, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, territorial, federal or foreign); (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Integrated: means Integrated Private Debt Fund IV LP, an Ontario limited partnership.

Integrated Debt: means Borrowed Money of Wheels Group Inc., a Subsidiary of the Borrowers, owing to Integrated (and the guaranty of such Borrowed Money by the Borrowers), pursuant to the terms of the Integrated Loan Agreement.

Integrated Loan Agreement:  The Loan Agreement, dated as of the date hereof, by and among Wheels Group Inc., a Subsidiary of the Borrowers, as borrower, Borrowers and other Subsidiaries of the Borrowers, as guarantors, and Integrated, as the same may from time to time be amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified in accordance with the terms of the Intercreditor Agreement.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: means the Subordination and Intercreditor Agreement, dated as of the date hereof, among Senior Lenders and the Lenders and acknowledged by the Borrowers.

Interest Payment Date:  means (a) the last day of each calendar quarter commencing on the first of such days to occur after the Closing Date and (b) the Maturity Date.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the applicable Obligor’s business (but excluding Equipment).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on Intellectual Property to Agent, as security for the Obligations.

IRS: the United States Internal Revenue Service.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement and any other Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender by notice to Agent and Borrower Agent.

LIBOR Rate:   rate of interest per annum equal to three-month LIBOR appearing on Reuters Page LIBOR01 (or any successor or substitute page of such Reuters service, or if the Reuters service ceases to be available, any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time in consultation with the Borrowers, for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market), as of the Effective Date and, thereafter, on each Interest Payment Date, and remaining in effect for interest rate calculations under this Agreement until the next succeeding Interest Payment Date (it being understood that the LIBOR Rate is set at the beginning of each interest payment period and not at the end).   If the LIBOR Rate shall be discontinued or does not reflect the cost of funds of the Lenders or for any other reason shall not be available for determining the LIBOR Rate, then the Agent shall select a substitute method of determining the LIBOR Rate and shall notify Borrowers of such selection, which method shall, in the Agent’s estimation, yield a rate of return to the Lenders substantially equivalent to the rate of return that the Lenders would have expected to receive if the LIBOR Rate still had been available for that purpose.  In no event shall the LIBOR Rate be less than 1.00%.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: an interest in Property securing an obligation owed to, or a claim by, another Person, including any lien, security interest, pledge, hypothecation, assignment, trust, deemed trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Loan: as defined in Section 2.1.

Loan Account:  the loan account established by each Lender on its books pursuant to Section 5.9.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of any Borrower or Guarantor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of a Borrower or Guarantor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or Lenders to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Senior Obligations, Subordinated Debt, or to Debt in an aggregate amount of $275,000 or more.

Maturity Date:  means April 2, 2021.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage, deed of trust or deed to secure debt pursuant to which an Obligor grants a Lien on its Real Estate to Agent, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Note(s): as defined in Section 2.1.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, and (c) other Debts, obligations and liabilities of any kind owing by any Obligor pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent or any Lender on its assets to secure any Obligations.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents:  with respect to any Person, its charter, certificate or articles of incorporation, amalgamation or continuance, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, articles of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Note, the Intercreditor Agreement, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Parent: Radiant Logistics, Inc., a Delaware corporation.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: subject to the second sentence of this definition, any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States or Canada, and had positive EBITDA and net income for the 12 month period ending on the last day of the most recent fiscal quarter most recently ended; (d) no Debt or Liens are incurred, assumed or result from the Acquisition, except Debt permitted under Section 10.2.1(f) or (j); (e) upon giving pro forma effect thereto, for the 30 days preceding on an average daily basis and as of the Acquisition, U.S. Availability (as defined in the Bank of America Loan Agreement) is at least $7,500,000; (f) Borrowers deliver to Agent and Lenders, at least 30 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with (i) the foregoing requirements and (ii) all financial covenants contained herein, determined on a pro forma basis after giving effect to such Acquisition; and (g) the aggregate cash consideration payable at the closing of the Acquisition shall not exceed $10,000,000 for any single transaction and $25,000,000 in the aggregate in any Fiscal Year (of which not more than $10,000,000 in the aggregate in any Fiscal Year may be payable in connection with Acquisitions of Persons located or organized within Canada) or such greater amount approved in writing by the Required Lenders; provided, however, that (i) the foregoing limitation shall exclude cash consideration derived from the proceeds of sales of Equity Interests issued by the Borrowers during the 12 month period prior to the closing of such Acquisition to the extent that the Borrowers elect to issue Equity Interests, (ii) the written consent of the Required Lenders shall be required if, in an Acquisition described in the preceding clause (i), the aggregate cash consideration payable at the closing of such Acquisition is equal to or greater than $25,000,000 (or $10,000,000 with respect to any Acquisition of a Person located or organized within Canada); and further provided, that clause (g) above shall be waived with respect to (i) the Acquisition of a logistics-related business and its affiliates for an approximate purchase price of $15,000,000, as more fully set forth in the letter of intent previously provided by Borrowers to Lenders (the “Disclosed Logistics-Related Acquisition”), and (ii) the Acquisition of a logistics-related business for an approximate purchase price of $5,000,000 and an approximate seller earn-out of $1,000,000, as more fully set forth in the letter of intent previously provided by Borrowers to Lenders (together with the Disclosed Logistics-Related Acquisition, the “Disclosed Acquisitions”).  In no event shall (i) Seller be a party to a Significant Acquisition prior to the six-month anniversary of the Closing Date (other than the Disclosed Acquisitions) and (ii) Borrowers be a party to more than two Significant Acquisitions per Fiscal Year without first obtaining consent from the Required Lenders.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $275,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) dispositions among U.S. Borrowers; (f) sales to Orbian Financial Services II, LLC of accounts receivable owing by Siemens Corp. to one or more Borrowers pursuant to a factoring agreement disclosed to the Lenders prior to the date hereof; or (g) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $275,000 or less at any time.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $275,000 at any time.

Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Prepayment Premium:  an amount determined in accordance with the following schedule:

Period	Applicable Prepayment Premium
On or after the Closing Date, but prior to the first anniversary of the Closing Date

3% of the principal amount of the Loans being prepaid on such date plus all scheduled interest payments that would have been paid on such principal amount from such date until the first anniversary of the Closing Date (calculated at the LIBOR Rate in effect at the time of prepayment)

On or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date	3% of the principal amount of the Loans being prepaid
On or after the second anniversary of the Closing Date	None

Pro Rata Share:  as of any date of determination: (a) with respect to a Lender’s right to receive payments of interest, fees, and principal with respect to the Loans the percentage obtained by dividing (x) the outstanding principal amount of such Lender’s portion of the Loans by (y) the outstanding principal amount of the Loans, and (b) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 12.6), the percentage obtained by dividing (x) the outstanding principal amount of such Lender’s portion of the Loans by (y) the outstanding principal amount of the Loans, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, Pro Rata Share under this clause shall be determined as if the Loans had not been repaid, collateralized, or terminated and shall be based upon the Loans as they existed immediately prior to their repayment, collateralization, or termination.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; and (f) no additional Person is obligated on such Debt; (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage:  (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Agent; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer acceptable to Agent; (e) a current appraisal of the Real Estate, prepared by an appraiser, and in form and substance satisfactory to Agent; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Agent; and (g) such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: two or more unaffiliated Secured Parties holding more than 50% of  the aggregate outstanding Loans.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Investments among Borrowers or among Subsidiaries that are not Obligors; (e) Permitted Acquisitions; and (f) Investments in any Subsidiary of any Borrower which is organized under the laws of Canada so long as: (i) no Default or Event of Default exists or is caused thereby and (ii) upon giving pro forma effect thereto, for the 30 days preceding on an average daily basis and as of the Investment, (A) Availability (as defined in the Bank of America Loan Agreement) is at least the greater of: (1) 20% of the sum of the U.S. Borrowing Base (as defined in the Bank of America Loan Agreement) (without giving effect to the U.S. LC Reserve (as defined in the Bank of America Loan Agreement) for purposes of this calculation) and the Canadian Borrowing Base (as defined in the Bank of America Loan Agreement) (without giving effect to the Canadian LC Reserve (as defined in the Bank of America Loan Agreement) for purposes of this calculation), and (2) $12,500,000, and (B) U.S. Availability (as defined in the Bank of America Loan Agreement) is at least $7,500,000.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, or other sanctions authority.

Secured Parties: Lenders and Agent.

Security Documents: the security agreements, Mortgages, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements (including all collateral assignments of insurance policies) now or hereafter securing (or given with the intent to secure) any Obligations.

Seller: Wheels Group Inc. a corporation incorporated under the laws of the Province of Ontario.

Senior Lender(s):  Bank of America and/or Integrated.

Senior Loan Agreements:  collectively, the Bank of America Loan Agreement and Integrated Loan Agreement.

Senior Loan Documents:  collectively, the Senior Loan Agreements and each other “Loan Document” as defined in the Bank of America Loan Agreement and the Integrated Loan Agreement, respectively, in each case as the same may from time to time be amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified in accordance with the terms of the Intercreditor Agreement.

Senior Obligations:  as defined in the Intercreditor Agreement.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Significant Acquisition:  any Acquisition in which the total base price is $10,000,000 or more, excluding the Disclosed Acquisitions (as defined within the definition of “Permitted Acquisitions”) and Acquisitions of the Borrowers’ agent station locations, as existing as of the Closing Date, and agent stations in competing networks.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the U.S. Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subordinated Debt:  Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligations:  as defined in the Bank of America Loan Agreement.

Target Company: WHEELS GROUP INC. and its Subsidiaries as in effect on the date of the Acquisition Agreement.

Taxes:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Leverage Ratio:  the ratio, determined on a consolidated basis for Borrowers and Subsidiaries as of any date of (a) Borrowed Money as of such date to (b) EBITDA for the most recent twelve months for which financial statements have been, or are required to have been, delivered pursuant to Section 10.1.2(b).

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Triangle: means Triangle Capital Corporation, a Maryland corporation.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

U.S. Bankruptcy Code:  Title 11 of the United States Code.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Subsidiary:  a Subsidiary of Parent that is organized under the laws of a state of the United States or the District of Columbia.

U.S. Tax Compliance Certificate: as defined in Section 5.12.2(b)(iii).

Wheels US Entities:  means, collectively, Clipper Exxpress Company, Bluenose Finance LLC and Wheels MSM US, Inc.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time:  “Chattel Paper,” “Commercial Tort Claim,” “Equipment,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation”.

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.5.1; or (g) discretion of Agent or any Lender mean the sole and absolute discretion of such Person.  Except as expressly otherwise provided herein, all fundings of Loans and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

SECTION 2. LOANS

2.1 Loans. Subject to the terms and conditions set forth herein, and in reliance on the representations and warranties set forth herein, on the Closing Date, the Lenders, severally and not jointly, will make a term loan (individually, a “Loan”, and collectively, the “Loans”) to Borrowers in the aggregate principal amount of TWENTY-FIVE MILLION AND 00/100 DOLLARS ($25,000,000), with the portion of the Loans to be funded by each Lender as set forth on Schedule 2.1.  Each of the Loans shall be evidenced by one or more secured promissory notes (each, a “Note”, and collectively, the “Notes”) substantially in the form attached hereto as Exhibit A. The Loans shall be subject to repayment in accordance with, and bear interest as provided in, this Agreement and shall otherwise be evidenced by, and repayable in accordance with, the Notes.  Once repaid, whether such repayment is voluntary or required, no part of the Loans may be reborrowed or redrawn.

2.2 Promise to Pay. Borrowers, jointly and severally, promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement, the Notes, or any other Loan Document.

2.3 Use of Proceeds. The proceeds of the Loans shall be used by Borrowers solely (a) to refinance a portion of certain Debt of the Target Company; (b) to fund a portion of the purchase price of the Target Company pursuant to the Acquisition Agreement, (c) to pay fees and transaction expenses associated with the closing of the transactions contemplated by this Agreement, the Senior Loan Agreements and the Acquisition Agreement; and (d) for other lawful corporate purposes of Borrowers, including working capital.  Borrowers shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction).

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) Interest on the outstanding principal amount of the Obligations shall accrue through and until the date paid in full at a rate of interest equal to the LIBOR Rate plus the Applicable Margin.

(b) Notwithstanding the foregoing and subject to the Intercreditor Agreement, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, at the election of the Required Lenders upon notice to the Borrowers (which election may be made retroactive to the first day of such Event of Default), and automatically in the case of an Event of Default under Section 11.1(j), all principal of the Loan and each Fee and other amount then due and payable by the Borrowers hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate.  All such interest shall be payable on demand.

(c) Accrued interest on the Loan shall be payable in cash by automatic wires to each Lender in arrears on each Interest Payment Date, provided that interest accrued pursuant to Section 3.1.1(b) shall be payable on demand.

(d) Interest on the outstanding Loan and other amounts due hereunder shall be calculated on the basis of a 360-day year, in each case for the actual number of days elapsed.  Any change in the interest rate on the Loan resulting from a change in the LIBOR Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective.  Each determination of the LIBOR Rate by the Agent pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error.

3.2 Fees.

3.2.1. Closing Fee.  On the Closing Date, Borrowers shall, jointly and severally, pay to the Lenders (a) a fee in the aggregate amount of $500,000, which shall be nonrefundable and fully payable on the Closing Date, and of which (i) $300,000 shall be allocated to Triangle as a closing fee, (ii) $133,333 shall be allocated to Alcentra as a closing fee and (iii) $66,667 shall be allocated to Alcentra as an arranging fee and (b) a fee equal to $8,333, of which $5,000 shall be allocated to Triangle and $3,333 shall be allocated to Alcentra, for each calendar day in which escrow funds were held in escrow pursuant to the Escrow Agreement dated as of April 1, 2015 by and among the Lenders, the Senior Lenders, Radiant Logistics, Inc., Radiant Global Logistics Ltd., and Equity Financial Trust Company.

3.2.2. Prepayment Premium.  Concurrently with any prepayment of the Loans, including, without limitation, as the result of acceleration of the Loans, Borrowers shall, jointly and severally, pay the applicable Prepayment Premium.  Borrowers acknowledge that the Prepayment Premium represents a reasonable and fair estimate for the loss that the Lenders may sustain from the prepayment of the Loans, and further acknowledge that, except as specifically provided herein, Borrowers have no right to prepay the Loans in whole or in part without paying the foregoing Prepayment Premium.

3.3 Computation of Interest, Fees, Yield Protection.

All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.7, 5.10 or 5.11 submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall reimburse Agent and each Lender for all Extraordinary Expenses incurred by Agent or such Lender in reference to such Borrowers or its related Obligations or Collateral.  In addition to such Extraordinary Expenses, Borrowers shall also reimburse Agent for all actual legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral securing such Obligor’s Obligations, whether prepared by Agent’s personnel or a third party.  All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction.  Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder.  If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and the applicable Borrowers shall immediately pay to Agent, for the pro rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrowers under this Section shall be due on demand.

3.5 [Reserved].

3.6 [Reserved].

3.7 Increased Costs; Capital Adequacy.

3.7.1 Change in Law.  If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Loan Document or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); or

(c) impose on any Lender any other condition, cost or expense affecting any Loan or Loan Document; and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers with respect to such Loans will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

3.7.2 Capital Adequacy.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Loans, to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3 Compensation.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but the Borrowers shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that such Lender notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8 Mitigation. If any Lender requests compensation under Section 3.7, or if the Borrower(s) are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.10, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or unlawful.  The Borrower(s) shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 [Reserved].

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“Maximum Rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations of the Borrower to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1 [Reserved].

4.2 [Reserved].

4.3 Borrower Agent. Each Borrower and other Obligor hereby designates Parent (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Agent and Lenders may give any notice or communication with a Borrower or other Obligor hereunder to Borrower Agent on behalf of such Borrower or other Obligor .  Each of Agent and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower and other Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.4 One Obligation. The Loans and other Obligations of the Borrowers shall constitute one general obligation of such Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral of such Borrowers; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower or other Obligor to the extent of any Obligations jointly or severally owed by such Borrower or other Obligor to such Credit Party.

4.5 Effect of Maturity. On the Maturity Date, the Obligations shall be immediately due and payable.  Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and Agent and Lenders shall retain all of their rights and remedies under the Loan Documents.  Agent shall not be required to terminate its Liens unless it receives a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations.  Sections 3.4, 3.7, 5.5, 5.10, 5.11, Article 12, Section 14.2, this Section 4.5, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS; PREPAYMENTS

5.1 Payment Provisions.

5.1.1 Optional Prepayments.  Subject to the Intercreditor Agreement, Borrowers may prepay the Loans in whole or part at any time, on not less than 2 Business Days’ prior written notice of the date of prepayment, by payment of an amount equal to (i) the unpaid principal balance of the Loans to be prepaid, plus (ii) all unpaid interest accrued on such Loans through the date of prepayment, plus (iii) all outstanding and unpaid fees and expenses and other Obligations payable to Agent and Lenders under the Loan Documents through the date of prepayment, plus (iv) the applicable Prepayment Premium, if any, determined in accordance with Section 3.2.2 above.

5.1.2 Mandatory Prepayments.

(a) Event of Default; Change of Control; Certain Asset Sales.  Subject to the Intercreditor Agreement, promptly upon the exercise of remedies pursuant to Section 11.2 hereof after an Event of Default hereunder, or upon the occurrence of (i) a Change of Control or (ii) any voluntary or involuntary sale of at least 40% of the assets of the Borrowers  (excluding normal sales of inventory and financing arrangements associated with inventory or receivables), at the election of the Required Lenders, Borrowers will, jointly and severally, repay the Loans in full by payment of an amount equal to (A) the unpaid principal balance thereof, plus (B) all unpaid interest accrued thereon through the date of prepayment, plus (C) all outstanding and unpaid fees and expenses and other Obligations payable to Agent and Lenders under the Loan Documents through the date of prepayment, plus (D) the applicable Prepayment Premium, if any, determined in accordance with Section 3.2.2 above. The provisions of this Section 5.1.2(a) shall not be deemed to be implied consent to any such Change of Control or Going Private Transaction otherwise prohibited by the terms of this Agreement.

(b) Acceleration.  In addition, the Loans shall be subject to acceleration as set forth in Section 11.2 below.

5.1.3 Manner of Payments.  Except as otherwise expressly provided herein, all payments by Borrowers shall be made directly to each Lender, in immediately available funds, no later than 1:00 p.m., on the date specified herein.  Any payment received later than 1:00 p.m. shall be deemed to have been received (unless each Lender, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. All payments by Borrowers under this Agreement will be in lawful money of the United States of America to the accounts designated by the Lenders from time to time.  If any sum would become due and payable to any Lender by Borrowers under any of the Loan Documents on any day which is not a Business Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder or thereunder, and interest payable to such Lender under this Agreement or any of the other Loan Documents shall continue to accrue and shall be adjusted by such Lender accordingly.

5.1.4 Application of Payments.  All voluntary prepayments made by or on behalf of Borrowers with respect to the Obligations shall be applied as directed by the Borrowers. All mandatory prepayments made by or on behalf of the Borrowers with respect to the Obligations shall be applied (i) first, to that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including reasonable and documented attorney’s fees, due and owing to the Agent in its capacity as such, (ii) second, to that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including reasonable and documented attorney’s fees, due and owing to the Lenders, (iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, (iv) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, and (v) last, the balance, if any, after all of the Loans (other than contingent indemnification obligations not then due) have been paid in full, to the Borrowers or as otherwise required by any requirement of Law.  All payments of the Obligations (including, without limitation, payments of principal if prepaid or upon earlier acceleration, but excluding any payments related to Taxes) shall be paid proportionally among the Lenders based upon the outstanding principal amount of the Loans held by each Lender.  All such payments shall be made without setoff, counterclaim or other defense.

5.2 [Reserved].

5.3 [Reserved].

5.4 Payment of Other Obligations. Subject to the Intercreditor Agreement, Obligations other than Loans, including Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. Neither the Agent nor any Lender shall have any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrowers or any other Obligor is made to Agent or any Lender, or Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6 [Reserved].

5.7 [Reserved].

5.8 [Reserved].

5.9 Loan Account; Account Stated.

5.9.1 Loan Account.  Each Lender shall maintain, in accordance with its usual and customary practices, an account or accounts (“Loan Account”) evidencing the Debt of the Borrowers resulting from each Loan made to the  Borrowers.  Any failure of any Lender to record anything in any Loan Account, or any error in doing so, shall not limit or otherwise affect the obligations of the applicable Borrowers to pay any amount owing hereunder.  Each Lender may maintain a single Loan Account in the name of the Borrower Agent, and each Borrower and other Obligor confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations as and to the extent provided herein or in the other Loan Documents.

5.9.2 Entries Binding.  Entries made in any Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Lender in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.10 Taxes.

5.10.1 Payments Free of Taxes.

(a) All payments by or on behalf of any Obligor hereunder shall be free and clear of and without withholding or deduction for any Taxes, except as required by Applicable Law.  If Applicable Law (as determined by any Obligor in its discretion) requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to this Section 5.10.

(b) If any Obligor is required by the Applicable Law to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) the Obligor shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.10.2 Payment of Other Taxes.  Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the applicable Lender’s option, timely reimburse such Lender for payment of, any Other Taxes.

5.10.3 Tax Indemnification.   Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender, on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

5.10.4 Evidence of Payments.   If any Recipient or an Obligor pays any Taxes pursuant to this Section, then upon request, such Recipient or Borrower Agent shall deliver to the other a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to the requesting party.

5.10.5 Treatment of Certain Refunds.  Unless required by Applicable Law, at no time shall any Recipient have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender.  If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.10.6 Survival.  Each party’s obligations under this Section 5.10 and Section 5.12 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.11 [Reserved].

5.12 Lender Tax Information.

5.12.1 Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.12.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.12.2 Documentation.  Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8-BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Borrowers to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8-BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Borrowers, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.12.3 Redelivery of Documentation.  If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify in writing of its inability to do so.

5.12.4 Lender Obligations.  Each Lender shall promptly notify Borrower Agent of any change in circumstances that would change any claimed Tax exemption or reduction.  Each Lender, in each case severally and not jointly with the other Lenders, shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) the affected Borrower to which such Lender has issued a Loan for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against such affected Borrower by any Governmental Authority due to such Lender’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section.

5.12.5 FATCA Status.  For purposes of determining withholding Taxes imposed under the FATCA, from and after the effective date of the Amendment, the Borrowers shall treat the Loan Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

5.13 Nature and Extent of Each Borrower’s Liability.

5.13.1 Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of all Obligations under the Loan Documents.  Each Borrower agrees that its obligations shall not be discharged until Full Payment of all Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by any Secured Party in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code or similar provision of other Applicable Law; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (g) the disallowance of any claims of any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (h) any other insolvency, reorganization, arrangement, debtor relief or debt adjustment law (whether state, provincial, federal or foreign; (i) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Obligor or any other person; (j) any merger, amalgamation or consolidation of any Obligor with any person or persons; (k) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of any governmental body or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations under the Loan Documents; (l) the existence of any claim, set-off, compensation or other rights which any Obligor may have at any time against any other Obligor or any other person, or which any Obligor may have at any time against the Secured Parties, whether in connection with the Loan Documents or otherwise; or (m) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense, except Full Payment of all Obligations.

5.13.2 Waivers.

(a) Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor.  Each Obligor waives all defenses other than Full Payment of all Obligations.  It is agreed among each Obligor, Agent and Lenders that the provisions of this Section 5.13 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans.

(b) Subject to the Intercreditor Agreement, Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral (including any Real Estate owned by any Obligor) by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 5.13.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations.  Each Obligor waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person.  Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.13, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.13.3 [Reserved].

5.13.4 No Limitation. Nothing contained in this Section 5.13 shall limit the liability of any Obligor to pay Loans made directly or indirectly to that Obligor (including Loans advanced to any other Obligor and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Agent and Lenders shall have the right, at any time in their discretion, to restrict the disbursement and use of such Loans to such Borrower.

5.13.5 Joint Enterprise.  Each Obligor has requested that Agent and Lenders make the Loans available to the Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group.  The Obligors believe that the Loans provided to the Borrowers under this Agreement will enhance the borrowing power of each Borrower and ease administration of such Loans, all to their mutual advantage.  Obligors acknowledge that Agent’s and Lenders’ willingness to extend the Loans and to administer the Collateral as provided under the Loan Documents is done solely as an accommodation to Obligors and at Obligors’ request.

5.13.6 Subordination.  Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Loans. The Lenders shall not be required to fund any requested Loans or otherwise extend credit to the Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent and Lenders by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent and Lenders shall have received certificates, in form and substance satisfactory to them, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the Loans and transactions hereunder and after giving effect to the Acquisition contemplated by the Acquisition Agreement and the closing of the Senior Obligations transactions, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(d) Agent and Lenders shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent and Lenders may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) Agent and Lenders shall have received a written opinion of Fox Rothschild LLP, as well as any local counsel to Borrowers or Agent, in form and substance satisfactory to Agent, which opinion shall cover the transactions contemplated herein.

(f) Agent and Lenders shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.  Agent and Lenders shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(g) [reserved].

(h) No material adverse change in the business, assets, properties, liabilities, operations, condition or prospects of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since September 30, 2014, and no action, suit, investigation, litigation or proceeding is pending or threatened in any court of before any arbitrator or governmental instrumentality that in any Lender’s judgment (i) could reasonably be expected to have a material adverse effect on any Obligor’s business, assets, properties, liabilities, operations or condition, or could impair any Obligor’s ability to perform satisfactorily under the Loan Documents or (ii) could reasonably be expected to materially and adversely affect the Acquisition of the Target Company or the closing of the Senior Obligations transaction.

(i) Agent shall have received all certificates representing the Equity Interests owned by each Obligor pledged pursuant to the Loan Documents, to the extent such Equity Interests are certificated (to the extent such certificates are not delivered to a Senior Lender as bailee for the Agent in accordance with the Intercreditor Agreement).

(j) Agent and Lenders shall have received, each in form and substance satisfactory to them, (i) financial projections of the Borrowers, giving effect to the Acquisition contemplated under the Acquisition Agreement, evidencing each Borrower’s ability to comply with the financial covenants set forth herein, (ii) interim financial statements for the Borrowers as of the period ended February 28, 2015 and (iii) a pro forma balance sheet of the Borrowers dated as of the Closing Date and giving effect to the Acquisitions contemplated under the Acquisition Agreement, which balance sheet shall reflect no material changes from the most recent pro forma balance sheets of Borrowers delivered to Borrowers prior to the Closing Date, and the Lenders shall be satisfied with the Borrowers’ capital structure and indebtedness.

(k) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(l) Agent and Lenders shall have received a copy of the Borrowing Base Certificate as delivered to Bank of America on or about the date hereof.

(m) Agent and Lenders shall have received payoff letters, in form and substance satisfactory to the Agent, from existing lenders to the Target Company.

(n) [Reserved].

(o) Agent and each Lender shall have completed all “know your customer” requirements, Patriot Act searches, OFAC/PEP searches and customary background checks for the Target Company, the results of which are reasonably satisfactory to Agent and each Lender.

(p) No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.

(q) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except to the extent that such representation or warranty is qualified by materiality or material adverse effect, in which instance such representation of warranty shall be true and correct in all respects) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date, which shall be true and correct in all respects or all material respects, as applicable, as of such earlier date).

(r) All conditions precedent in any other Loan Document shall be satisfied.

(s) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect.

(t) Lenders shall have received evidence, in form and substance satisfactory to Lenders, that as of the end of the month most recently ended prior to the Closing Date, Borrowers’ EBITDA for the period of twelve (12) consecutive months ending on such date, determined on a consolidated basis and in accordance with GAAP, was not less than $25,000,000, after giving pro forma effect to all of the transactions on the Closing Date contemplated by the Senior Loan Documents, Loan Documents, Acquisition Documents and the payment of all fees and expenses due hereunder and thereunder.

(u) Lenders shall have received evidence, in form and substance satisfactory to Lenders, that after giving pro forma effect to all of the transactions on the Closing Date contemplated by the Senior Loan Documents, Loan Documents, Acquisition Documents and the payment of all fees and expenses due thereunder, the Total Leverage Ratio is not more than 3.50:1.00.

(v) Agent and Lenders shall have received evidence that the transactions contemplated by the Senior Loan Documents shall have been closed concurrently with the funding of the Loans in accordance with the Senior Loan Documents, all of which shall be in full force and effect and in form and substance satisfactory to Agent and Lenders and Agent and Lenders shall have received a copy of all of material Senior Loan Documents certified by an officer of the Borrowers as being true, correct and complete.

6.2 Conditions Subsequent to All Loans.

The obligation of Lender to fund any Loans or grant any other accommodation to or for the benefit of Borrowers, is subject to the fulfillment, on or before the date applicable thereto, of the following conditions subsequent (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required shall constitute an Event of Default):

(a) Within 120 days of the date hereof (or such longer period as agreed to by the Required Lenders in their sole discretion), Canadian Borrowers (as defined in the Bank of America Loan Agreement) and the Wheels US Entities shall have established a cash management system acceptable to the Required Lenders in their discretion.

(b) Lenders shall have received duly executed Deposit Account Control Agreements with respect to Deposit Accounts of Borrowers in form and substance satisfactory to the Lenders within the time periods provided and as more particularly described in Section 8.5.

(c) Within 60 days of the date hereof (or such longer period as agreed to by the Required Lenders in their sole discretion), Lenders shall have received an unaudited balance sheet of the Borrowers dated as of the Closing Date which gives effect to the Acquisitions and otherwise reflects any necessary changes to the pro forma balance sheet required by Section 6.1(j)(iii).

(d) Within 30 days of the date hereof (or such longer period as agreed to by the Required Lenders in their sole discretion), Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents, together with endorsements naming Agent as lender loss payee, or additional insured, as applicable, in form and substance satisfactory to Agent.

(e) Within 30 days of the date hereof (or such longer period as agreed to by Required Lenders in their sole discretion), Canadian Borrowers (as defined in the Bank of America Loan Agreement) shall arrange for discharge of: Ontario PPSA registration number 630445563 against Wheels International Inc. (predecessor entity to Wheels Group Inc.) in favor of Hewlett-Packard Financial Services Canada Company; Ontario PPSA registration number 614618271 against Wheels International Freight Systems Inc. (predecessor entity to Wheels Group Inc.) in favor of Dell Financial Services Canada Limited; and British Columbia PPSA registration number 314371C against Wheels International Freight Systems Inc. (predecessor entity to Wheels Group Inc.) in favor of Dell Financial Services Canada Limited, in each case in form and substance satisfactory to Agent.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of:  all Obligations, each Obligor hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property of such Obligor, whether now owned or hereafter acquired, and wherever located, subject, in each case, to the Intercreditor Agreement:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, Cash Equivalents or other assets of such Borrower, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2 Lien on Deposit Accounts.

7.2.1 Deposit Accounts.  To further secure the prompt payment and performance of:  all Obligations, each Obligor hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien on all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.

7.3 Lien on Real Estate. If any Borrower acquires Real Estate hereafter, Borrowers shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate and shall deliver all Related Real Estate Documents.

7.4 Other Collateral.

7.4.1 Commercial Tort Claims.  Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $110,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2 Certain After-Acquired Collateral.  Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property (other than “shrink wrap”, “click wrap” or “off the shelf” software licensed in the ordinary course of business from third parties and not created or developed by Obligors), Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession or control agreement.  If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any Obligor relating to any Collateral.

7.6 Further Assurances; Extent of Liens. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties.  Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7 Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral securing any Obligations of a Borrower shall include only 65% of the voting stock of any Foreign Subsidiary solely to the extent pledging or hypothecating more than 65% of the total voting stock of such Foreign Subsidiary to secure such Obligations of such Borrower would result in material adverse tax consequences to the Obligors.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 [Reserved].

8.2 Administration of Accounts.

8.2.1. Records and Schedules of Accounts.  Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request.

8.2.2. [Reserved].

8.2.3. [Reserved].

8.2.4. [Reserved].

8.2.5. Proceeds of Collateral.  Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to an account subject to a Deposit Account Control Agreement (or to a lockbox relating thereto).

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory.  Each Borrower shall keep accurate and complete records of its Inventory (if any), including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent on such periodic basis as Agent may request.

8.3.2 Acquisition, Sale and Maintenance.  No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.  No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory.  Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment.  Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent.  Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Dispositions of Equipment.  No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3 Condition of Equipment.  The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted.  Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.  No Borrower shall permit any Equipment to become affixed to real Property.

8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts (as defined in the Bank of America Loan Agreement).  Within 60 days after the date hereof (or such longer period as agreed to by the Required Lenders in their sole discretion), Borrowers shall deliver duly executed Deposit Account Control Agreements in form and substance satisfactory to the Lenders with respect to each such Deposit Account maintained with Bank of America, and, within 120 days after the date hereof (or such longer period as agreed to by the Required Lenders in their sole discretion), Borrowers shall deliver duly executed Deposit Account Control Agreements in form and substance satisfactory to the Lenders with respect to each such Deposit Account maintained with any bank other than Bank of America (other than in any case accounts exclusively used for payroll, payroll taxes or employee benefits and other than accounts which in the aggregate for all such accounts do not contain more than $55,000 at any one time).  Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent, Bank of America or Integrated) to have control over a Deposit Account or any Property deposited therein.  Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6 General Provisions.

8.6.1 Location of Collateral.  All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A+, unless otherwise approved by Agent) satisfactory to Agent.  All proceeds under each policy shall be payable to Agent.  From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor.  Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent for application to the Obligations in accordance with the terms hereof.

(c) It is acknowledged and agreed that the entirety of this Section 8.6.2 is subject to the Intercreditor Agreement.

8.6.3 Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4 Defense of Title.  Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Subject to the Intercreditor Agreement, Agent, or Agent’s designee, may, without notice and in either its or a Obligor’s name, but at the cost and expense of Obligors:

(a) Endorse a Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Obligor’s name to a proof of claim or other document in a bankruptcy or other Insolvency Proceeding of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Loans, each Borrower represents and warrants that:

9.1.1 Organization and Qualification.  Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3 Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure.  Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests.  Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation or combination.  Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable.  There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

9.1.5 Title to Properties; Priority of Liens.  Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens.  Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.  As of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Documents, Borrowers will have good title to the assets acquired pursuant to the Acquisition Agreement or otherwise owned by the Target Company and its Subsidiaries, free and clear of all Liens other than Permitted Liens.

9.1.6 [Reserved].

9.1.7 Financial Statements.  The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since September 30, 2014, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Each Borrower and Subsidiary is Solvent.

9.1.8 Surety Obligations.  No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9 Taxes.  Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except (a) to the extent being Properly Contested, or (b) for Taxes in an amount which, in the aggregate for all such Taxes, do not exceed $250,000.  The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10 Brokers.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others.  There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property).  Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property, other than standard licensing fees payable under customary business software products.  All (a) registered patents, (b) registered copyrights, (c) registered trademarks or service marks, (d) applications, renewals, reissuances and extensions of the foregoing (a) through (c), and (e) Licenses owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary are shown on Schedule 9.1.11.

9.1.12 Governmental Approvals.  Each Borrower and Subsidiary has, is in material compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws.  Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law.  No Inventory has been produced in violation of the FLSA.

9.1.14 Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up.  No Borrower or Subsidiary has received any material Environmental Notice.  To the best of each Borrower’s knowledge, no Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15 Burdensome Contracts.  No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.  No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16 Litigation.  Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary.  Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $110,000).  No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17 No Defaults.  To each Borrower’s best knowledge after due inquiry, no event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money.  To the best of each Borrower’s knowledge, there is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18 ERISA.  Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d) [reserved].

(e) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Trade Relations.  There exists no actual or threatened termination, material limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary.  There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20 Labor Relations.  No Borrower or Subsidiary is party to or bound by any collective bargaining agreement, nor to any Borrower’s knowledge, is any Borrower subject to any union organization effort.  There are no material grievances or arbitration proceedings arising out of or under any collective bargaining agreement which are pending in respect of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes or work stoppages.

9.1.21 Payable Practices.  No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22 Not a Regulated Entity.  No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock.  No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24 OFAC.  No Obligor (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

9.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

9.3 Acquisition Representations.

9.3.1 Borrowers have delivered to Agent a complete and correct copy of the Acquisition Documents, including all schedules and exhibits thereto.  The execution, delivery and performance of each of the Acquisition Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto.  Each Acquisition Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.  No Borrower is in default in the performance or compliance with any provisions thereof.  All representations and warranties made by a Borrower in the Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects. To each Borrower’s knowledge, none of the Seller’s representations or warranties in the Acquisition Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Effect.

9.3.2 As of the Closing Date, the Acquisition contemplated under the Acquisition Agreement has been consummated in all material respects, in accordance with all Applicable Laws.  As of the Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over Borrowers and, to each Borrower’s knowledge, the Seller, with respect to the Acquisition contemplated under the Acquisition Agreement, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act, all required approvals, consents and/or deemed approvals of Canadian Governmental Authorities, including the Commissioner of Competition pursuant to the Competition Act (Canada) and the Minister of Industry pursuant to the Investment Canada Act (Canada)), except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Lenders.  As of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Documents, Borrowers will have good title to the assets acquired pursuant to the Acquisition Agreement, free and clear of all Liens other than Permitted Liens.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as the Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower.  Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to three times per Loan Year; provided, however, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limit.  Subject to and without limiting the foregoing, Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination group, as well as the charges of any third party used for such purposes.

10.1.2 Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Quarter and 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and, if such month is the last month in a Fiscal Quarter, consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e) not later than 30 days prior to the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations and cash flow for the next Fiscal Year, month by month;

(f) at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(i) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3 Notices.  Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining actual knowledge thereof, of any of the following that affects an Obligor:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $275,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any material Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.

10.1.4 Landlord and Storage Agreements.  Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5 Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes.  Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A+, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount and with deductibles satisfactory to Agent.  Evidence of such insurance shall be delivered to Agent, together with the lender loss payable endorsements required under Section 6.1(g) and with additional insured endorsements in favor of Agent (with respect to general liability coverage). If Borrowers fail to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

10.1.8 Licenses.  Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9 Additional Borrowers.  Promptly notify Agent upon any Person becoming a Subsidiary and (a) cause (i) each U.S. Subsidiary and (ii) any Foreign Subsidiary that loses its status as a “controlled foreign corporation” under Section 957 of the Code promptly to execute and deliver to Agent a joinder to this Agreement in form and substance satisfactory to Agent in favor of Agent for the benefit of the Secured Parties, (b) cause such additional Borrower to deliver to the Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of Senior Officers or other authorized Persons of such Subsidiary as Agent may require evidencing the identity, authority and capacity of each Senior Officer or other authorized Person thereof in connection with the joinder, to which such Subsidiary is a party and such additional and other documents and certifications as Agent may reasonably require to evidence that such Subsidiary is duly organized or formed and is validly existing, in good standing and qualified to engage in business, in each case to the extent applicable, in jurisdictions reasonably identified by Agent, and (c) cause such additional Borrower to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent, for the benefit of Secured Parties, on all assets of such Person, including delivery of legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.1.10 Depository Bank.  Maintain Bank of America, as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services, under and as defined in the Bank of America Loan Agreement.

10.1.11 Dissolution of Inactive Subsidiaries.  Within 60 days of the date hereof (or such longer period as agreed to by Required Lenders in their sole discretion), Borrowers shall have provided evidence to Agent, in form and substance satisfactory to Agent, that each of the Inactive Subsidiaries has been dissolved.

10.1.12 Board Observer.  Each Lender shall be entitled to designate one (1) observer to the board of directors (or equivalent governing body) of Parent and each of its Subsidiaries, and any committee thereof, which observer shall receive (at the same time and in the same manner provided to the directors) notice of and copies of all materials provided to directors in connection with, and shall be entitled to attend, at Borrowers’ expense, all meetings of the board of directors (or equivalent governing body) of Parent and each of its Subsidiaries, and any committee thereof.  Such observer shall also receive (at the same time and in the same manner provided to the directors generally) notice of and copies of all materials provided to the directors in connection with any actions to be taken by written consent of the board of directors (or equivalent governing body) of Parent and each of its Subsidiaries, and any committee thereof.  Borrowers shall reimburse each Lender for all reasonable out-of-pocket expenses (including all reasonable travel, meal and lodging expenses) incurred by such board observer in connection with attending any meetings described above. Notwithstanding the foregoing, the board of directors (or equivalent governing body) of Parent or the applicable Subsidiary shall have the right to exclude such board observer from any portion of any meeting of any such board of directors (or equivalent governing body), and any committee thereof, or omit to provide such board observer with certain information if and only to the extent such board of directors (or equivalent governing body) determines in good faith that such exclusion or omission is necessary in order to preserve the attorney-client privilege, or to avoid a conflict of interest pertaining to a particular portion of such meeting or information.  Access to meetings, notices and related materials set forth above shall not apply to any compensation or audit committee.

10.2 Negative Covenants. As long as the Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt, Senior Obligations and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Secured Bank Product Obligations (as defined in the Bank of America Loan Agreement) incurred in the Ordinary Course of Business;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $275,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) Intercompany Debt permitted by Section 10.2.7(d);

(j) unsecured Debt consisting of earn-outs incurred in connection with a Permitted Acquisition so long as the terms of such earn-outs provide that no payment may be made with respect thereto if a Default or Event of Default has occurred and is continuing or would result therefrom;

(k) Debt in respect of Capital Leases; provided, however, that the aggregate amount of all such Debt at any one time outstanding shall not exceed $5,500,000;

(l) Debt (other than on account of earn-outs) that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $3,850,000 in the aggregate at any time;

(m) subject to the terms of the Intercreditor Agreement, (i) the Bank of America Debt as of the Closing Date, (ii) any additional Bank of America Debt incurred under the Revolver Commitment (as defined in the Bank of America Loan Agreement) in effect on the Closing Date and (iii) any additional Bank of America Debt incurred under any increase to the Revolver Commitment (as defined in the Bank of America Loan Agreement), provided that, no Default or Event of Default shall exist at the time of any such increase to the Revolver Commitment (as defined in the Bank of America Loan Agreement), or be caused thereby, and, provided, further, that the Borrowers shall be in compliance with the Adjusted Leverage Ratio set forth in Section 10.3.1 in effect at such time minus 0.25 as of the date of any such increase, both before and after taking into account the increase to the Revolver Commitment (as defined in the Bank of America Loan Agreement) on a pro forma basis (and assuming a borrowing of the amount of such increase as of such date);

(n) subject to the terms of the Intercreditor Agreement, the Integrated Debt so long as the aggregate principal amount at any one time outstanding does not exceed the sum of (i) Cdn$31,900,000, plus (ii) any interest paid in kind and added to the principal in accordance with the documents evidencing the Integrated Debt; and

(o) other debt, provided that, no Default or Event of Default exists at the time of any increase to the committed principal amount or is caused thereby and the Adjusted Leverage Ratio as of such date, both before and after taking into account the additional financing on a pro forma basis, is no greater than the Adjusted Leverage Ratio set forth in Section 10.3.1 in effect at such time minus 0.25.

10.2.2 Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent or Secured Parties to secure the Obligations;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;

(f) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i) existing Liens shown on Schedule 10.2.2;

(j) Liens in favor of Senior Lenders subject to the terms and limitations set forth in the Intercreditor Agreement.

10.2.3 [Reserved].

10.2.4 Distributions.  Declare or make any Distributions, or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15; provided, however, that (i) the Borrowers may make Distributions so long as: (A) no Default or Event of Default exists or is caused thereby, (B) upon giving pro forma effect thereto, for the 30 days preceding on an average daily basis and as of the Distribution, (1) Availability (as defined in the Bank of America Loan Agreement) is at least the greater of: (x) 20% of the sum of the U.S. Borrowing Base (as defined in the Bank of America Loan Agreement) (without giving effect to the U.S. LC Reserve for purposes of this calculation) and the Canadian Borrowing Base (as defined in the Bank of America Loan Agreement) (without giving effect to the Canadian LC Reserve for purposes of this calculation), and (y) $12,500,000, and (2) U.S. Availability (as defined in the Bank of America Loan Agreement) is at least $7,500,000, and (ii) in addition to any Distributions permitted under clause (i) above, Parent may redeem its shares of the Series A Preferred Stock to the extent solely using identifiable proceeds of a substantially concurrent issuance and sale of common stock of Parent; and (iii) a Borrower or any Subsidiary may make Distributions to another Borrower, and any Subsidiary that is not a Borrower may make Distributions to other Subsidiaries that are not Borrowers.

10.2.5 Restricted Investments.  Make any Restricted Investment.

10.2.6 Disposition of Assets.  Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary that is not an Obligor to a Borrower or to another Subsidiary that is not an Obligor.

10.2.7 Loans.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by (i) a Borrower to another Borrower, (ii) any Subsidiary that is not a Borrower to a Borrower or another Subsidiary that is not a Borrower (provided that any loan by a Subsidiary that is not a Borrower to a Borrower shall constitute Subordinated Debt) and (iii) a Borrower to a Canadian Borrower (as defined in the Bank of America Loan Agreement); provided, that after giving effect to such loan, (i) Availability (as defined in the Bank of America Loan Agreement) is at least the greater of: (x) 20% of the sum of the U.S. Borrowing Base (as defined in the Bank of America Loan Agreement) (without giving effect to the U.S. LC Reserve (as defined in the Bank of America Loan Agreement) for purposes of this calculation) and the Canadian Borrowing Base (as defined in the Bank of America Loan Agreement) (without giving effect to the Canadian LC Reserve (as defined in the Bank of America Loan Agreement) for purposes of this calculation), and (y) $12,500,000, and (ii) U.S. Availability (as defined in the Bank of America Loan Agreement) is at least $7,500,000.

10.2.8 Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (each, a “Permitted Subordinated Debt Payment”) (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); (b) earn-outs if a Default or Event of Default exists or would be caused thereby; or (c) Borrowed Money (other than the Obligations or the Senior Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).

10.2.9 Fundamental Changes.  Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers or consolidations of a wholly-owned Subsidiary which is not an Obligor with another wholly-owned Subsidiary or into a Borrower;  (b) Permitted Acquisitions or (c) the intercompany restructuring set forth as Schedule 10.2.9 attached hereto, provided that within three (3) Business Days thereafter, Agent shall have received such legal opinions and officers certificate with respect to matters relating to the amalgamation of the relevant Canadian Borrowers (as defined in the Bank of America Loan Agreement), the Loan Documents and  security matters related thereto, all in form and substance reasonably satisfactory to it.

10.2.10 Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 or 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11 Organic Documents.  Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9.

10.2.12 Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13 Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14 Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) constituting a Senior Loan Document; (c) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (d) constituting customary restrictions on assignment in leases and other contracts.

10.2.15 Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business.  Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17 Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) (i) transactions solely among Borrowers and (ii) transactions solely among Subsidiaries that are not Borrowers; (d) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18 Plans.  Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Subordinated Debt, Senior Obligations, and Acquisition Documents.

(a) Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

(b) Amend, supplement or otherwise modify any Senior Loan Document if such modification, supplement or amendment is prohibited by the terms of the Intercreditor Agreement;

(c) Amend, supplement or otherwise modify the Acquisition Documents in any manner that is, or could reasonably be expected to be, adverse in any material respects to the interest of Agent or any Lender.

10.2.20 Holding Company.  Allow RGL Mexico LLC, a Washington limited liability company, or Wheels Freight Systems Inc., a Delaware corporation, to incur any material liabilities, own or acquire any assets (other than, in the case of RGL Mexico LLC, Equity Interests of Radiant Global Logistics (MX) S. de R.L. de C.V. that it owns on the date hereof), or engage in any operations or business, except in connection with and to the extent reasonably incidental to (a) in the case of RGL Mexico LLC, its ownership of such Equity Interests, and (b) the maintenance of its existence.

10.2.21 Assignment of Senior Obligations.  Consent to any assignment, sale, or other transfer of the Senior Obligations to any Affiliate of any Obligor, not including adding an Affiliate of any Obligor as a borrower or guarantor thereunder.

10.2.22 Anti-Layering. No Borrower shall at any time (a) create or incur any Debt (including without limitation, any portion of the Senior Obligations) which, under the terms of the documentation pursuant to which such Debt is created or incurred (including any intercreditor arrangement), is subordinated in right of payment to any other Debt of the Borrowers, unless such Debt is subordinated in right of payment to the Obligations to at least the same extent as the Obligations are subordinated in right of payment to the Senior Obligations, (b) enter into any arrangements (or agreement or waivers, amendments or modifications thereof) or take any other action (or permit any such other action to be taken) or cooperate with any other party in taking any action which would (or purport to) subordinate in right of payment any Debt of the Borrowers to any other Debt of the Borrowers including for this purpose, the granting of subordinated participations in any such Debt, unless such Debt (or such participation) is subordinated in right of payment to the Obligations to at least the same extent as the Obligations are subordinated in right of payment to the Senior Obligations, or (c) enter into any arrangements (or agreement or waivers, amendments or modifications thereof) or take any other action (or permit any such other action to be taken) or cooperate with any other party in taking any action which would (or purport to) grant, or permit to exist, any Liens (other than the Permitted Liens described in Sections 10.2.2(d) and (g)) to secure any Debt which Liens are subordinated or junior in priority to the Liens securing any other Debt of the Borrowers.

10.3 Financial Covenants. Each Borrower covenants and agrees that, until Full Payment of all Obligations, Borrowers will comply with each of the following financial covenants:

10.3.1 Adjusted Leverage Ratio:  Borrowers will not permit, as of the last day of each Fiscal Quarter ending on or after June 30, 2015, the Adjusted Leverage Ratio to exceed the ratio set forth below under the heading “Maximum Adjusted Leverage Ratio” and adjacent to the applicable period that includes any such Fiscal Quarter:

Period	Maximum Adjusted Leverage Ratio
On or after the Closing Date but prior to June 30, 2016	3.75:1.00
On or after July 1, 2016 but prior to June 30, 2017	3.65:1.00
On or after July 1, 2017 but prior to June 30, 2018	3.55:1.00
On or after July 1, 2018 but prior to June 30, 2019	3.45:1.00
On or after July 1, 2019 but prior to June 30, 2020	3.35:1.00
On or after July 1, 2020 and through the Maturity Date	3.25:1.00

10.3.2 Total Leverage Ratio:  Borrowers will not permit, as of the last day of each Fiscal Quarter ending on or after June 30, 2015, the Total Leverage Ratio to exceed the ratio set forth below under the heading “Maximum Total Leverage Ratio” and adjacent to such applicable period that includes any such Fiscal Quarter:

Period	Maximum Total Leverage Ratio
On or after the Closing Date but prior to June 30, 2016	4.25:1.00
On or after July 1, 2016 but prior to June 30, 2017	4.15:1.00
On or after July 1, 2017 but prior to June 30, 2018	4.05:1.00
On or after July 1, 2018 but prior to June 30, 2019	3.95:1.00
On or after July 1, 2019 but prior to June 30, 2020	3.85:1.00
On or after July 1, 2020 and through the Maturity Date	3.75:1.00

10.3.3 Fixed Charge Coverage Ratio:  Borrowers will, as of the last day of each Fiscal Quarter ending on or after June 30, 2015, maintain a Fixed Charge Coverage Ratio, measured for the 12 month period ending on the last day of such Fiscal Quarter (including the first and last day thereof) of at least 1.05:1.00.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay: (i) any interest when due and such failure shall continue unremedied for a period of five days, or (ii) any other Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fails to perform any covenant contained in Section 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.1.3, 10.1.11, 10.2 or 10.3;

(d) (i) An Obligor breaches or fails to perform any other covenant contained in Section 7.2, 7.3, 7.4 or 7.6, and such breach or failure is not cured within 10 days after a Senior Officer of such Obligor has actual knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period; or (ii) an Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has actual knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;

(e) An Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent);

(f) Any breach or default of an Obligor occurs under any Hedging Agreement, or under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations, the Bank of America Debt or the Integrated Debt) in excess of $275,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, of $550,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance (either individually or in the aggregate) exceeds $275,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) Any Obligor generally fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due; or an Insolvency Proceeding is commenced by any Obligor; any Obligor agrees to, commences or is subject to a liquidation, dissolution or winding up of its affairs; any Obligor makes an offer of settlement, extension, proposal (or files a notice of intention to make a proposal), plan of arrangement or composition to its unsecured creditors generally; a Creditor Representative is appointed to take possession of any substantial Property of or to operate or sell any of the business of any Obligor; or an Insolvency Proceeding is commenced against any Obligor and such Obligor consents to the institution of the proceeding against it, such petition commencing the proceeding is not timely contested by such Obligor, such petition is not dismissed within 60 days after its filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) [reserved];

(m) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(n) A Change of Control occurs;

(o) Any Affiliate of any Obligor shall purchase, own or otherwise hold, directly or indirectly, any Senior Obligations or any other Debt that is senior in any respect in right of payment to any of the Obligations; or

(p) Either Bank of America or Integrated accelerates and declares all or any part of the Senior Obligations to be due and payable prior to its stated maturity.

11.2 Remedies upon Default. Subject to the Intercreditor Agreement, if an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) [reserved];

(c) [reserved]; and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable.  Agent may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to, after the occurrence and during the continuance of an Event of Default, use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff. Subject to the Intercreditor Agreement, at any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent

12.1.1 Appointment and Authority.  Each Secured Party appoints and designates Triangle as Agent under all Loan Documents.  Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties.  Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (b) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (c) manage, supervise or otherwise deal with Collateral; and (d) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.

12.1.2 Duties.  The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only.  Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction.  The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law.  In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Article 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action.  Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent.  Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.  In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2 Agreements Regarding Collateral and Borrower Materials

12.2.1 Lien Releases; Care of Collateral.  Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders.  Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder.  Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral.  Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control.  If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports.  Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”).  Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a pro rata basis or in accordance with Section 5.1.4, as applicable, such Lender shall forthwith purchase from Agent and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a pro rata basis or in accordance with Section 5.1.4, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.6 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT).  In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties.  If Agent is sued by any Creditor Representative, debtor-in-possession, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata Share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents.  Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent.  Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers.  Required Lenders may appoint a successor to replace the resigning Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers.  If no successor agent is appointed prior to the effective date of Agent’s resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder.  Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act.  On the effective date of its resignation, the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.6 and 14.4, and all rights and protections under this Article 12.  Any successor to Triangle by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2 Co-Collateral Agent.  If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document.  Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent.  Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment.  If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder.  Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors.  Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10 [Reserved].

12.11 Individual Capacities. As a Lender, Triangle shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” or any similar term shall include Triangle in its capacity as a Lender.  Triangle and its Affiliates may lend money to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Triangle were not Agent hereunder, without any duty to account therefor to Lenders.  In their individual capacities, Triangle and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Triangle and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

12.12 Titles. Each Lender, other than Triangle, that is designated in connection with this credit facility as an “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13 [Reserved].

12.14 No Third Party Beneficiaries. This Article 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations.  This Article 12 does not confer any rights or benefits upon Borrowers or any other Person.  As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations

13.2.1 Permitted Participants; Effect.  Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.10.3 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan in which such Participant has an interest, or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan, or releases any Borrower or substantially all Collateral.

13.2.3 Participant Register.  Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Loans (and stated interest).  Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary.  No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4 Benefit of Setoff.  Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments.  A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $500,000 in excess of that amount; and (b) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording.  Notwithstanding anything herein to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the Notes and other Loan Documents to secure obligations of such Lender, including any pledge or grant to secure obligations to one or more commercial banks providing a secured credit facility to such Lender; provided that no such pledge or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

13.3.2 Effect; Effective Date.  Upon delivery to Agent of an assignment notice in the form of Exhibit C, the assignment shall become effective as specified in the notice, if it complies with this Section 13.3.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable.  The transferee Lender shall comply with Section 5.12 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees.  No assignment or participation may be made to a Borrower, Affiliate of a Borrower or natural person. Agent shall have no obligation to determine whether any assignee is permitted under the Loan Documents.

13.3.4 Register.  Each Lender, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses, and the Loans, interest and Obligations owing to, each Lender.  Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary.  Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations.  The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

SECTION 14. MISCELLANEOUS

14.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders or of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) [reserved];

(c) without the prior written consent of each affected Lender, no modification shall (i) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender or (ii) amend this clause (c);

(d) without the prior written consent of all Lenders, no modification shall be effective that would (i) alter Section 7.1 (except to add Collateral) or 14.1; (ii) release all or substantially all Collateral; or (iii) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations;

(e) [reserved]; and

(f) without the prior written consent of all Lenders, amend the definition of Required Lenders.

14.2 Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and Agent as among themselves.  Only the consent of the parties to any agreement relating to fees shall be required for modification of such agreement.  Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.3 Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a pro rata basis to all Lenders providing their consent.

14.4 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.5 Notices and Communications.

14.5.1 Notice Address.  All notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof  (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 14.5.1.  Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.5.2 Communications.  Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Agent and Lenders and only for routine communications, such as delivery of Borrower Materials, administrative matters and distribution of Loan Documents.  Agent and Lenders make no assurance as to the privacy or security of electronic communications.  E-mail and voice mail shall not be effective notices under the Loan Documents.

14.5.3 [Reserved].

14.5.4 [Reserved].

14.5.5 Non-Conforming Communications.  Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Obligor.

14.6 Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at the applicable Borrowers’ expense, pay any amount or do any act required of a Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.7 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.8 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.9 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.10 Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

14.11 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.12 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.13 [Reserved].

14.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) the Loans and any arranging or other services by Agent, any Lender, or any of their Affiliates are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender or any of their Affiliates, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates.  To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders and their Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.15 Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of an interest in a Loan Document or any other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender or any of their Affiliates on a non-confidential basis from a source other than Borrowers; (h) with the consent of Borrower Agent; (i) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document; or (j) in connection with filings submitted to the SEC.  Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials.  As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered.  A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information.  Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law, including federal, state, provincial and territorial securities laws.

14.16 [Reserved].

14.17 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

14.18 Consent to Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK COUNTY, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.5.1.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent or any Lender of any judgment or order obtained in any forum or jurisdiction.

14.19 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are is relying upon the foregoing in their dealings with Obligors.  Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.20 Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the requirements of the Patriot Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act and the AML Legislation.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.  Each Obligor shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with the Patriot Act and/or the applicable AML Legislation, whether now or hereafter in existence.

14.21 [Reserved].

14.22 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.23 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Obligor for liquidation or reorganization, should any Obligor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Obligor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14.24 Non-liability of Lenders. Neither the Agent nor any Lender undertakes any responsibility to any Obligor to review or inform any Obligor of any matter in connection with any phase of any Obligor’s business or operations.  Each Obligor agrees, on behalf of itself and each other Obligor, that neither the Agent nor any Lender shall have liability to any Obligor (whether sounding in tort, contract or otherwise) for losses suffered by any Obligor in connection with, arising out of or in any way related to any of the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought or a breach of obligations under this Agreement by the party from which recovery is sought.

14.25 Know Your Customer. Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

14.26 Managerial Assistance. The Borrowers acknowledge that Triangle and Alcentra are each a Business Development Company under the Investment Company Act (Triangle and Alcentra, together with any other Lender qualifying as a Business Development Company, a “BDC Purchaser”).  Each BDC Purchaser will make available significant managerial assistance to the Borrowers as required by the Investment Company Act. As such, each BDC Purchaser’s officers, directors and employees are available to provide the Borrowers with guidance and counsel with respect to various management concerns, including operations or business objectives, implementing best practices and policies, selective participation in board and management meetings (to the extent such BDC Purchaser does not already have a board observer position in connection with the financing), consulting with the Borrowers’ officers and executives on significant management matters, reviewing proposed annual budgets and operating plans or providing other organizational and financial guidance. In connection with providing such managerial assistance, each BDC Purchaser may need to examine the books and records of the Borrowers and inspect its facilities at reasonable times and intervals concerning the general status of the Borrowers’ financial condition and operations, provided that access to confidential proprietary information and facilities need not be provided.  Each BDC Purchaser agrees that any confidential information provided to or learned by it in connection with providing such managerial assistance shall be kept in confidence in keeping with the confidentiality provisions set forth herein.

14.27 Intercreditor Agreement. Each Lender hereunder authorizes and instructs Agent to enter into the Intercreditor Agreement and acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Lender.  Each Lender hereby acknowledges that it has received and reviewed each Intercreditor Agreement.  Each of the Lenders agrees to be bound by each Intercreditor Agreement.  Nothing in this Section 14.27 shall be construed to provide that any Obligor is a third party beneficiary of the provisions of each Intercreditor Agreement or may assert any rights, defenses or claims on account of such Intercreditor Agreement or this Section 14.27 (other than as set forth in the last sentence hereof), and each Obligor agrees that nothing in any Intercreditor Agreement is intended or shall impair the obligation of any Obligor to pay the obligations under this Agreement, or any other Loan Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Obligor or except as expressly otherwise provided in the applicable Intercreditor Agreement as to a Obligor’s obligations, such Obligor’s properties.  In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the payment in full of the Senior Obligations, any covenant hereunder or under any other Loan Document requiring (or any representation or warranty hereunder to the extent that it would have the effect of requiring) any Obligor to deliver possession or control of any Collateral to Lender under this Agreement or the other Loan Documents, may be satisfied (or in the case of any representation or warranty, shall be deemed to be true) if possession or control over such Collateral is delivered to and held by either Senior Lender pursuant to the Intercreditor Agreement.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (a) any reference in this Agreement or any other Loan Document to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any other Loan Document shall be understood to refer to such priority as set forth in the Intercreditor Agreement, (b) in the event of any conflict between the express terms and conditions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control, and (c) the rights and remedies afforded to the Agent and the other Lenders hereunder and under the other Loan Documents are subject to the Intercreditor Agreement in all respects.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

AGENT:	Triangle Capital Corporation, a Maryland corporation

	By:	/s/ Jeffrey A. Dombcik
	Name:	Jeffrey A. Dombcik
	Title:	Managing Director

Address:
Triangle Capital Corporation
3700 Glenwood Avenue
Suite 530
Raleigh, North Carolina 27612
Attn: Jeffrey A. Dombcik
Telecopy: (919) 719-4777
	Email:	jdombcik@tcap.com

With a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601
	Attn:	Bart Norman
Telecopy: (919) 821-6800
	Email:	bnorman@smithlaw.com

LENDERS:	Triangle Capital Corporation, a Maryland corporation

	By:	/s/ Jeffrey A. Dombcik
	Name:	Jeffrey A. Dombcik
	Title:	Managing Director

Address:	Triangle Capital Corporation
(address listed above)

With a copy to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan,
L.L.P. (address listed above)

Alcentra Capital Corporation, a Maryland corporation

By:	/s/ Paul J. Echausse
Name:	Paul J. Echausse
Title:	Chief Executive Officer

Address:
Alcentra Capital Corporation
200 Park Avenue, 7th Floor
New York, NY 10166
Attn: Paul Echausse
Telecopy: 212-922-8259
Email:	paul.echausse@alcentra.com
mmreporting@alcentra.com

With a copy to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan,
L.L.P. (address listed above)

BORROWERS:	Radiant Logistics, Inc., a Delaware corporation

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	C.E.O

Radiant Global Logistics, Inc., a Washington corporation

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	C.E.O

Radiant Transportation Services, Inc., a Delaware corporation

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	C.E.O

Radiant Logistics Partners LLC, a Delaware limited liability company

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	Manager

Adcom Express, Inc., a Minnesota corporation

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	C.E.O

RADIANT CUSTOMS SERVICES, INC., a Washington corporation

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	C.E.O

DBA DISTRIBUTION SERVICES, INC., a New Jersey corporation

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	C.E.O

INTERNATIONAL FREIGHT SYSTEMS (OF OREGON), INC., an Oregon corporation

	By:	/s/ Bohn H. Crain
	Name:	Bohn H. Crain
	Title:	C.E.O

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RADIANT OFF-SHORE HOLDINGS LLC, a Washington limited liability company

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	C.E.O

GREEN ACQUISITION COMPANY, INC., a Washington corporation

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	C.E.O

ON TIME EXPRESS, INC., An Arizona corporation

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	C.E.O

CLIPPER EXXPRESS COMPANY, a Delaware corporation

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	C.E.O

RADIANT TRADE SERVICES, INC., a Washington corporation

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	C.E.O

BLUENOSE FINANCE LLC, a Delaware limited liability company

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	C.E.O

WHEELS MSM US, INC., a Delaware corporation

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	C.E.O

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Address for Borrowers:

c/o Radiant Logistics, Inc.
405 114th Ave SE, Suite 300
Bellevue, WA 98004
Attn.: Bohn H. Crain, CEO
Telecopy: (425)943-4598

With a copy to:

Radiant Logistics, Inc.
405 114th Ave SE, Suite 300
Bellevue, WA 98004
Attn.: Robert L. Hines, Jr., Esquire, Senior Vice
President and General Counsel
Telecopy: (425)943-4598

and

Fox Rothschild LLP
2000 Market St., 20th Floor
Philadelphia PA 19103
Attn.: Stephen L. Cohen, Esquire
Telecopy: (215)299-2150

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